ENHANCED GUARANTEED MINIMUM DEATH BENEFIT ENDORSEMENT


This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supersedes the section of the Contract entitled "Proceeds Payable On Death - Death Benefit Amount During The Accumulation Phase."

                            PROCEEDS PAYABLE ON DEATH

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PHASE: The death benefit payable will be the greatest of 1., 2., or 3., less any applicable Premium Tax.

          1. The Contract Value determined as of the end of the Valuation Period during which we received at the Service Center both due proof of death and an election of the payment method;

          2. The cumulative Purchase Payments made reduced by GMDB Adjusted Partial Withdrawals; or

          3. The Maximum Anniversary Value. The Maximum Anniversary Value is the highest anniversary value on all previous Contract Anniversaries until the Contract Owner's 81st birthday and before the date of death. The anniversary value is the Contract Value on a Contract Anniversary, increased by Purchase Payments you have made since that anniversary and decreased by any GMDB Adjusted Partial Withdrawals since that anniversary.

               Afterthe Contract Owner's 81st birthday and before the date of death, the Maximum Anniversary Value is the Maximum Anniversary Value as of the last Contract Anniversary prior to the Contract Owner's 81st birthday, increased by the Purchase Payments made since that anniversary and decreased by any GMDB Adjusted Partial Withdrawals since that anniversary.

Guaranteed Minimum Death Benefit (GMDB) Adjusted Partial Withdrawals:

A GMDB Adjusted Partial Withdrawal is equal to a. plus b., where:

     a. is the dollar amount of the partial withdrawal, (prior to any MVA), that together with any previous partial withdrawals (prior to any MVA) during the Contract Year, do not exceed [12%] of the Purchase Payments; and

     b. the dollar amount of the partial withdrawal, including any applicable MVA made and withdrawal charge assessed, in excess of a., multiplied by the greater of 1 or the ratio of i. to ii., where:

          i.   is  the  Death   Benefit  (on  the  date  of  but  prior  to  the
               withdrawal);

          ii. is the Contract Value adjusted for any MVA (on the date of but prior to the withdrawal).

There is no MVA adjustment made on the death benefit.

If Joint Owners are named, the Age of the older Contract Owner will be used to determine the GMDB. If a non-individual owns the Contract, then Contract Owner shall mean Annuitant. If the Contract Owner dies during the Accumulation Phase and the sole Beneficiary or Joint Owner is the spouse of the Contract Owner, he or she may elect to continue the Contract in his or her own name and exercise all the Contract Owner's rights under the Contract. An election by the spouse to continue the Contract must be made by an Authorized Request within 60 days after the date that the benefit first becomes payable by the Company. In this event, the Contract Value for the Valuation Period during which this election is implemented will be adjusted to equal the death benefit.

Any part of the death benefit amount that had been invested in the Variable Account remains in the Variable Account until distribution begins. From the time the death benefit is determined until complete distribution is made, any amount in the Variable Account will be subject to investment risk, which is borne by the Beneficiary.

Conditions  for  Termination of the Enhanced  Guaranteed  Minimum Death Benefit:
This benefit will terminate on the Income Date or when the Contract terminates.

Benefit Charge:
The charge for this benefit is included in the mortality and expense risk charge shown in the Contract Schedule.

         Signed for Allianz Life Insurance Company of North America by:


           [Signature]                       [Signature]
        Suzanne J. Pepin                   Charles Kavitsky
Senior Vice President, Secretary   President and Chief Marketing Officer
    and Chief Legal Officer

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